EXHIBIT 99.2

ELECTRONIC DATA SYSTEMS CORPORATION

LETTER TO REGISTERED HOLDERS AND

THE DEPOSITORY TRUST COMPANY PARTICIPANTS

Offer To Exchange

0.8430 Shares of Common Stock Plus $2.53 in Cash

For

Each Outstanding FELINE PRIDESSM Unit

In the Form of an Income PRIDESSM (CUSIP 285661 20 3)

Up to an Aggregate of 32,100,000 Income PRIDES

Pursuant to the Exchange Offer Prospectus dated March 31, 2004

THE EXCHANGE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON APRIL 27, 2004 (THE “EXPIRATION DATE”), UNLESS THE EXCHANGE OFFER IS EXTENDED OR EARLIER TERMINATED.

FELINE PRIDES IN THE FORM OF INCOME PRIDES TENDERED IN THE EXCHANGE OFFER MAY BE WITHDRAWN AT ANY TIME PRIOR TO THE EXPIRATION DATE (AS IT MAY BE EXTENDED).

To Registered Holders and Depository Trust Company Participants:

We are enclosing herewith the material listed below relating to the offer by Electronic Data Systems Corporation, a Delaware corporation (the “Company”), to exchange 0.8430 shares of the Company’s common stock plus $2.53 in cash for each validly tendered and accepted Income PRIDES, up to an aggregate of 32,100,000 Income PRIDES, upon the terms and subject to the conditions set forth in the Company’s Exchange Offer Prospectus, dated March 31, 2004, and the related Letter of Transmittal (which together constitute the “Exchange Offer”).

The Company is requesting that you contact your clients for whom you hold Income PRIDES regarding the Exchange Offer. For your information and for forwarding to your clients for whom you hold Income PRIDES registered in your name or in the name of your nominee, enclosed herewith are copies of the following documents:

1.	Exchange Offer Prospectus, dated March 31, 2004;

2.	Letter of Transmittal (together with accompanying Substitute Form W-9 and related Guidelines);

3.	Letter that may be sent to your clients for whose accounts you hold Income PRIDES in your name or in the name of your nominee, which contains a letter that may be sent from your clients to you with such client’s instruction with regard to the Exchange Offer; and

4.	Letter to the holders of FELINE PRIDES.

We urge you to contact your clients promptly. Please note that the Exchange Offer will expire on the Expiration Date, unless extended. The Exchange Offer is subject to certain conditions. Please see the section of the Exchange Offer Prospectus entitled “The Exchange Offer—Conditions to the Exchange Offer.”

The Company will not pay any fee or commission to any broker or dealer or to any other persons (other than the dealer managers, the Exchange Agent and information agent) in connection with the solicitation of tenders of

Income PRIDES pursuant to the Exchange Offer. The Company will pay or cause to be paid any transfer taxes payable on the transfer of Income PRIDES to the Company, except as otherwise provided in Instruction 6 of the enclosed Letter of Transmittal.

Additional copies of the enclosed materials may be obtained from the information agent by calling Mellon Investor Services LLC at (866) 293-6625.

Very truly yours,

ELECTRONIC DATA SYSTEMS CORPORATION

“FELINE PRIDES” and “Income PRIDES” are service marks of Merrill Lynch & Co., Inc.

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